Exhibit 10.2

The obligation of Entest BioMedical, Inc.  to be bound by the terms and conditions of this  Veterinary Hospital Director and Administrator Employment Agreement is contingent upon the successful acquisition of 100% of the assets of Rainbow Veterinary Hospital ( a corporation controlled by Timothy Metzger, DVM) by Entest BioMedical, Inc.  upon terms and conditions mutually acceptable to both Entest BioMedical, Inc. and Timothy Metzger, DVM.

Veterinary Hospital Director and Administrator Employment Agreement

This agreement is made on July 20th between Entest BioMedical Inc. (herein referred to as the Company and / or the Hospital) and Dr. Tim Metzger (hereinafter called the director/administrator).

The hospital hereby employs the Director/Administrator (hereafter D/A) and the D/A accepts such employment for the period of 120 months (the first 36 months are guaranteed, with the subsequent 84 months subject to renewal based upon maintaining annual revenue no less than 80% of 2010 revenue) from the date of this agreement.  The hospital administrator referred to herein is Dr. Tim Metzger.

EMPLOYMENT AND DUTIES

The hospital hereby employs the D/A in the capacity of veterinarian and administrator for the term and for the compensation provided in this contract.

The D/A agrees to perform such duties as may be determined and assigned by the owners.  The D/A shall faithfully adhere to the ethical principles of the veterinary profession and shall avoid all personal acts that might injure the professional and/or personal reputation of the hospital or its’ owners.  The associate shall be obligated to maintain all licenses and accreditations through the duration of this agreement.

The D/A shall observe all rules established by the owner governing the rendering of patient care and shall abide by the decisions of the owner with regard to the diagnosis and treatment of any patient.  In no instance shall the D/A be required to perform what he feels compromises his best professional judgment or ideals.

TERMS

Except in the case of early termination, as hereinafter specially provided, the term of this contract shall be 120 months from the effective date hereof.  No less than ninety (90) days prior to the end of the agreement a meeting with the owners and the Administrator will meet to consider a new contract.

WORK SCHEDULE

The D/A is to work a schedule of a minimum of forty hours per week.  The D/A is to arrive at work on time, and fully prepared to assume his duties.  The outpatient hours and surgical schedule are set up for the convenience of our patients, not our doctor.  An established 1 hour lunch break is provided for in the schedule and is included in the forty hours.

The D/A is to have treated all animals, to have performed all necessary work, to have updated all medical records, and to have made all telephone calls before leaving for the day.

The D/A will be reimbursed for emergency calls at the rate of 25% of the service fee.

PROFESSIONAL LIABILITY INSURANCE

The D/A shall carry personal professional liability insurance insuring the employee for professional errors, omissions, negligence, incompetence, license defense and malfeasance which will be supplied to the owner at the time of employment.  The hospital shall carry professional liability insurance on the D/A.  Such insurance protects the hospital, not the D/A.  In the event the D/A’s lapses or is not current, the D/A shall notify the hospital immediately.

EXCLUSIVE SERVICE

The D/A shall devote such time and attention as necessary to adequately perform his duties during the period of this agreement and  any and all revenues earned by the D/A from the practice of veterinary medicine up to a radius of twenty five miles from the premise shall belong to the owners.

PERSONAL PROPERTY

The D/A shall provide the hospital with a list of all equipment, supplies, instruments and books brought to the practice by the D/A, collectively the D/A’s property which shall remain the property of the D/A.

DISABILITY

If during the term of this agreement, the D/A should fail to perform his duties on account of illness or other incapacity and such illness or other incapacity shall continue for a period of more than thirty days, the hospital shall have the right to suspend his wages except for earned commission until fully able to perform all of the duties assigned by the hospital director, in the event that said illness or other incapacity shall continue  for more than 360 days, the hospital shall have the right to terminate this Agreement.  In this event, the hospital shall be obligated to pay the D/A his compensation up to the date of the suspension.

TERMINATION

The D/A may terminate this agreement anytime upon NINETY days notice to the hospital and the hospital shall be obligated in that event to pay the D/A due compensation up to the date of termination only.

The hospital may discharge the D/A for: incompetency, intoxication or impairment by virtue of drug usage, or failure to adequately perform normal expected duties.

In addition, the D/A may be discharged for any of the following reasons:

1.
The suspension, revocation or cancellation of the D/A’s right to practice veterinary medicine in the State of Calif., or the suspension, lapse or cancellation of the D/A’s professional liability insurance.

2.
The imposition of any restrictions or limitations by any governmental authority having jurisdiction over the D/A to such an extent that he cannot engage in the professional practice for which he was employed.

3.	The D/A fails or refuses to faithfully and diligently perform the customary duties of employment and adhere to the provisions of this agreement.

4.	The D/A fails or refuses to comply with the reasonable policies, standards and regulations of the hospital, which from time to time may be established.

5.	The D/A is found guilty of professional misconduct by any professional organization having jurisdiction.

6.	A receiver, assignee, or trustee in bankruptcy is appointed for the D/A, or a petition under the Bankruptcy Code is filed against the D/A.

7.	The D/A dies or is otherwise unable to perform his assigned duties under this agreement.

COMPENSATION

For all the services to be rendered by the D/A in any capacity hereunder, the hospital agrees to compensate the D/A in the following manner.

The compensation paid to the D/A of the hospital in the amount of 20% of MONTHLY PRODUCTION.  This includes total medical services produced by the doctors as computed by Cornerstone Management software (or any subsequent software similar in nature).  The commission will be calculated on the first payroll of the month.  Payroll is compiled monthly.  The D/A’s pay is paid on the 1st day of the month (or if this falls on a Saturday or Sunday, the first business day after the 1st day of the month will be the pay day).

In addition to regular compensation, any year the Hospital generates more than $1,000,000 in revenue the D/A will receive $50,000 worth of newly issued stock in Entest BioMedical Inc. (OTCQB: ENTB) and $50,000 in cash.

Boarding, grooming, cremations, specialist surgeries, and employee pets are exempt from commission (as defined in the Compensation section below).  Refills of prescriptions and diets are also exempt from commission.  The D/A agrees that the hospital has made no other representations with respect to compensation for services rendered, except as expressly signified with this section.

Reimbursements

1.	Hospital agrees to reimburse dues and subscriptions up to $2,600 per year.

2.
Hospital agrees to reimburse other such reasonable equipment and/or supplies required for performance of duties or applied research.  All such expenses are to be pre-authorized by hospital prior to purchasing.

3.	All receipts for reimbursement must be turned in to the hospital by the end of the month subsequent to the month that expense was incurred.

4.
Hospital will provide normal Medical insurance to D/A.  Currently the only medical insurance being offered is health insurance.  Hospital will reimburse medical related expenses not covered by its insurance up to $2,000 per year.  The hospital will incur the costs of the plans for the D/A and his wife.

Vacation and Sick Days

Vacation for the D/A will be at such times as to provide only minimal stress to the practice.  Written requests will be filed 4 weeks prior to the requested period.  Three weeks of vacation will be allowed in the first year, with the D/A accruing one additional week per year on anniversary up to a total of six weeks.  Base pay for vacation time will be the monthly average of the D/A’s pay for the fiscal year to date prior to the vacation time off.  Any vacation time not used may be converted to company stock at a rate of $500 per day.  Stock price will be calculated on a 10 day average prior to conversion notification by the D/A.

MINOR BENEFITS

Uniforms will be provided by hospital.

Continuing education will be reimbursed up to $2,000 per year.

Stock Options:  Up to 100,000 shares to be purchased by end of each year from the company (cash) at the low of the year’s selling price.

APPEARANCE

The D/A shall dress neatly and in accordance with his professional status and the established dress code for veterinarians at this hospital.  Smoking and chewing gum or other materials is expressly forbidden in the facility or on hospital property.

FEE SCHEDULE

The Company shall review any and all fee schedules submitted by D/A and that the Company shall have sole power to establish fee schedules.

VETERINARY SERVICES

The D/A my treat his personal pets at no cost and may purchase drugs and food at cost.

OWNERSHIP

Medical records including treatment card, laboratory results, radiographs, etc.  are the property of the hospital, not the D/A.  Removal of said records is grounds for immediate termination of this contract.

DISCLOSURE OF INFORMATION

The D/A recognizes and acknowledges that the names and addresses of the hospital’s clients and patients are valuable and unique assets of the hospital.   The D/A will not, during or after the term of the employment, disclose these names or addresses to any other firm, corporation, association or other entity for any reason or purpose whatsoever, without the prior written consent of the owner.

RESTRICTIONS

The D/A agrees that he will not own, manage, operate, control, be employed by, participate, or be connected in any manner with the ownership, management, operation, or control and any other hospital including that of a mobile practice, engaged in veterinary services during the period this agreement is in effect and for a period of TWO YEARS after the termination thereof, within an area of a TEN MILE RADIUS of the hospital.

Further, the D/A shall be deemed to have violated this covenant if he solicits or contacts any patient of record of the hospital.

The D/A further agrees that he will not, during or at any time after the term of his association, disclose to any person, firm or corporation, the names or addresses of any past or present clients of the hospital, or solicit business of a similar nature to that of the hospital, from such clients.

If the D/A violates any of the terms of this agreement and/or does not adhere to the restrictive covenant as stipulated in this section, the hospital shall be entitled to an injunction by any competent court enjoining and restraining each and every person involved from continuance of prohibited practices.  The said injunction shall be in addition to the hospital’s right to damages in any other legal right that the hospital may possess in connection with any said violation by the D/A.

Further, if the associate violates the provisions of this agreement and does not adhere to the restrictive covenant as stated herein, the D/A shall pay to the hospital $25,000 for associating with, or becoming financially interested in any office or facility including mobile clinics for the practice of veterinary medicine.  The parties further agree that such monies paid for damages reflect the minimum amount of loss incurred by the hospital in an event of any violation hereof.  This agreement shall be binding upon the D/A, his heirs, executors, as assigns, and shall insure to the benefit of hospital, its successors, and assigns.  In the event of a breach or threatened breach by the D.A of the provisions of this paragraph, the hospital shall be entitled to an injunction restraining the D/A from disclosing, in whole or in part, the names and addresses of the hospital’s patients, and from rendering any services to any firm, person, corporation, association or theIr entity to whom such lists in whole or in part, has been disclosed or is threatened with disclosure.  Nothing herein shall be construed as prohibiting the hospital from pursuing any other remedies available to the hospital for such breach or threatened breach, including the recovery of damages from the D/A.  The damage to the employer would be difficult to determine, should he D/A breach their covenant not to compete.  The parties hereto have discussed what amount would be equitable and fair on liquidated damages and have mutually agreed that a sum equal to two years base salary shall be the amount of liquidated damages that the D/A would be liable to the employer should the D/A breach the covenant not to compete.

ADMINISTRATIVE

Set hospital standards according to the AVMA Code of Ethics and the Standards of the AVMA, the California Veterinary Society, the AAHA and Federal and State laws.

Communicate your vision to the staff and give leadership for this vision.

Plan one and five-year goals

Plan a maintenance program for interior and exterior of the hospital; appoint staff to be responsible for each area

Review financial health of practice

Both the Company and the D/A agree that it is their common goal to have a new employment agreement in place one month before previous contract expires.

Plan purchases of equipment and plan for repairs

PROFESSIONAL GROWTH AND GOALS

Attend Regional and National AAHA continuing Education

Submit continuing education hours to California State Board.

May attend VHMA conferences also

Teach staff new techniques and information gained

Read professional publications and management literature.

Maintain a veterinary library

NOTICE

Any and all notices referred to herein shall be sufficient if furnished in writing and sent to the representative parties at the addresses subscribed below following the signatures to this agreement or to the last addresses furnished to the hospital.

The D/A shall function as an employee during the 120 month period of time as stipulated by the terms of this agreement.  This agreement contains the sole and entire agreement of the parties with respect to the subject matter thereof.  Any and all prior discussions, negotiations, commitments and understandings relating thereto are merged herein.

This agreement may be changed only by a written amendment signed by both parties.

Signed in agreement:

/s/David R. Koos
David R. Koos
Chairman & CEO
Entest BioMedical Inc.
Date: 7/28/2011

/s/Timothy Metzger
Timothy Metzger, DVM
Veterinarian / Employee
Date: 7/21/2011